Exhibit 99.(a)(1)(E)

XETA Technologies

Stock Option Exchange Program

Election Instructions/Withdrawal Instructions

In the Election Form that follows, you will find information regarding your current outstanding stock option grants that are eligible for exchange in the Exchange Program, and instructions for making an election to participate in the Exchange Program.

Please read these entire instructions carefully.

ELECTION INSTRUCTIONS:

To make an election with respect to the Exchange Program, complete steps 1-4 as follows before the expiration deadline of 11:00 p.m. Central, on October 16, 2009 (or such later date as may apply if the Exchange Program deadline is extended):

(1)  In the Table under Step #1 below, select the “YES” button appearing in the far left column for each option grant listed that you wish to exchange.  If you do not want to exchange the option grant listed, select the “NO” button.

(2)  Read the Terms of Agreement set forth under Step #2 below and click “I agree”.

(3)  Submit your election by entering your name in the space provided and clicking the “submit” button under Step #3 below.

(4)  Print your confirmation page.

Submissions by any other means (such as by hard copy, email, in person, etc.) will NOT be accepted.

TO BE EFFECTIVE, YOUR ELECTION FORM MUST BE SUBMITTED AND RECEIVED BY US BEFORE THE EXCHANGE PROGRAM DEADLINE.

WITHDRAWAL INSTRUCTIONS:

You may withdraw your election any time before 11:00 p.m. Central Time on Friday, October 16, 2009 (or, if we extend the deadline, before 11:00 p.m. Central Time on such later expiration date). THE LAST ELECTION FORM PROPERLY SUBMITTED BY YOU AND RECEIVED BY US PRIOR TO THE EXPIRATION OF THE EXCHANGE PROGRAM WILL PREVAIL.

To withdraw your previous election, simply:

(1)  Access your Election Form on the Exchange Program website (you will need to go to the Login Screen and enter your PIN#).  Please note that when you access your Election Form to withdraw or change your previous election, you will receive a blank Election Form and must re-enter your selections for each of your Eligible Option grants listed.

(2)  Select the “NO, do not exchange” button for each option grant listed that you wish to withdraw.  If you have multiple option grants listed and you want to withdraw some grants but not others, you will need to select the “NO” button for those grants you wish to withdraw and the “YES” button for those grants that you want to exchange.

(3)  Click the “I agree” button to the Terms of the Agreement.

(4)  Submit your revised Election Form.

(5)  Print your confirmation page.

Submissions by any other means (such as by hard copy, email, in person, etc.) will NOT be accepted.

If you want to submit a new election after withdrawing your previous election, follow the Election Instructions.

TO BE EFFECTIVE, YOUR REVISED ELECTION FORM MUST BE SUBMITTED AND RECEIVED BY US BEFORE THE EXPIRATION DEADLINE.  AFTER THE EXCHANGE PROGRAM EXPIRES, YOU CANNOT WITHDRAW OR CHANGE YOUR ELECTION AND ALL ELECTIONS WILL BE DEEMED FINAL.